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                       ANCHOR PACIFIC UNDERWRITERS, INC.
                         COMPUTATION OF LOSS PER SHARE

                                                                       Years Ended December 31
                                                            ---------------------------------------------
                                                                1997           1996             1995
                                                            -----------     ------------      -----------
BASIC
    Average shares outstanding ........................       4,612,153        3,766,176        3,819,605
                                                            ===========      ===========      ===========
    Net Loss ..........................................     $  (946,691)     $(1,405,800)     $  (867,029)
                                                            ===========      ===========      ===========
    Per Share Amount ..................................     $     (0.21)     $     (0.37)     $     (0.23)
                                                            ===========      ===========      ===========
DILUTED
    Average shares outstanding ........................       4,612,153        3,766,176        3,819,605
    Net effect of dilutive stock options and warrants -
       based on the treasury stock method using the
       average market price ...........................            --             57,371          236,064
    Net effect of convertible debentures outstanding
       end of period ..................................          44,444           60,606             --
    Effect of shares issued upon conversion of
       debentures, assuming the conversion occurred
       at the beginning of the period .................            --            580,555             --
                                                            -----------      -----------      -----------
    Total .............................................       4,656,597        4,464,708        4,055,669
                                                            ===========      ===========      ===========
    Net Loss, after deducting interest on
       debentures .....................................     $  (940,691)     $(1,310,522)     $  (867,029)
                                                            ===========      ===========      ===========
    Per share amount  (A) .............................     $     (0.20)     $     (0.29)     $     (0.21)
                                                            ===========      ===========      ===========

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Note (A): For financial reporting purposes, basic and diluted loss per share is calculated exclusive of the effects of stock options, warrants, and convertible debentures because they are antidilutive. The above calculation on the dilutive basis includes the effect of stock options, warrants and debentures outstanding, for the purposes of complying with section 229.601 of regulation S-K.